PKF

Accountants &

business advisors

August 19, 2005

Tagalder Global Investment Investment, Inc.

Rooms 3505-06, 35th Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Dear Sirs,

Re:

Tagalder Global Investment, Inc. (the “Company”)

(formerly known as Golden Media, Inc.)

Registration Statement on Form S-8

We hereby consent to being named in your Registration Statement on Form S-8 as the auditors of the Company and to include the audited financial statements of the Company for the period ended September 30, 2004 issued by us for the filing as an Exhibit to the Registration Statement.

Yours very truly,

/s/ PKF

Certified Public Accountants

Hong Kong

Tel (852) 2806 3822 / Fax (852) 2806 3712

E-mail: info@pkf-hk.com / Website: www.pkf-hk.com

PKF / 26/F, Citicorp Centre / 18 Whitfield Road / Causeway Bay / Hong Kong